Exhibit 10.39

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Nick Utton (“Executive”) as of June 21, 2004.

(a) Position and Duties: Executive shall be employed by the Company as its Chief Marketing Officer reporting to the Company President and Chief Operating Officer. As its Chief Marketing Officer, Executive agrees to devote his full business time, allergy and skill to his duties at the Company. Executive’s duties and authority shall include au those duties and authority customarily performed by the Chief Marketing Officer. During the term of Executive’s employment, Executive shall be permitted to manage his personal investments, be involved in charitable and professional activities and serve on boards of directors of for-profit entities, provided that the Board of Directors of the Company (the “Board’) has approved such for-profit board service in writing, and only as such activities do not adversely affect the performance of Executive’s duties to the Company under this Agreement. Tithe Board requests Executive to resign from such board position at any time, Executive shall resign immediately (subject to his fiduciary obligations).

2. Term of Employment: Executive’s employment with the Company will be for no specified term, and may be terminated by Executive or the Company at any time with or without cause. Upon the termination of Executives employment for any reason, either Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as set forth below.

3. Compensation: Executive shall be compensated by the Company for his services as follows:

(a) Base Salary: As Chief Marketing Officer, Executive shall be paid 4 monthly Base Salary of $37,500.00 ($450,00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s salary shall be reviewed on at least an annual basis and maybe increased as appropriate. In the event of such an increase, that amount shall become Executive’s Base salary. However Executive acknowledges that the Board of Directors may modify the compensation structure generally applicable to all of the Company’s senior executives so that Base Salary is reduced but the Target Born’s (as defined below) is increased. Such a modification will not be considered prohibited by this provision nor will such a modification constitute an event of Good Reason (as defined below),

(b) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit and equity plans, as such plans may be modified from time to time.

(c) Performance Bonus: Executive shall have the opportunity to earn a performance bonus in accordance with the Company’s Performance Bonus Plan may be modified over time, Pursuant to the Performance Bonus Plan, Executive will have a target bonus for meeting established performance objectives, The target bonus at the level of meeting these objectives (and not performing at a higher or lower threshold) shall be expressed as a multiple of Executive’s Base Salary (the “Target Bonus”). Executive’s Target Bonus will be one times Executive’s Base Salary, and at the “exceeds” and “substantially exceeds” levels, Executive will be eligible for a bonus payment equivalent to two times Base Salary. For the first year of employment, Executive will receive a guaranteed bonus payment of $550,000. This guaranteed payment will be for the first year only, thereafter, any bonus payment will be made only if performance criteria set forth in the bonus program are met.

4. Equity Compensation Grants: All equity compensation grants (including stock options and restricted stock) shall be governed by the terms of a stock option or restricted stock agreement setting forth the terms and conditions of the grant. Notwithstanding any other provision to the contrary contained in any agreement evidencing any current or future stock option, restricted stock award or other Company stock-based award granted to Executive (and to the extent that such provisions are not already contained in such agreements precisely as set forth hereunder), each such agreement shall incorporate this Agreement by reference and shall be deemed to include each of the additional provisions set forth below. The rights provided by this Section 4 shall he in addition to any rights granted to Executive under any such agreement.

(a) Acceleration of Equity Compensation Vesting Upon Non-Assumption. In the event of a Charge In Control, each Company stock option and restricted stock award granted to Executive, to the extent then outstanding, shall become fully vested and exercisable immediately prior to but conditioned upon the consummation of the Change in Control, except to the extent that the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), (A) assumes or continues in effect the Company’s rights and obligations under such option, (B) substitutes for such option a substantially equivalent option for the Acquiror’s stock or (C) replaces such option or restricted stock award with a cash incentive program pursuant to which Executive is to be paid for each share of the Company’s common stock subject to such option or award immediately prior to the consummation of the Change in Control and in accordance with the same vesting schedule applicable to such option or restricted stock award (including any subsequent acceleration of vesting determined under any other Section of this Agreement) an amount equal to the excess of the fair market value of the consideration paid by the Acquiror for each share of the common stock of the Company outstanding immediately prior to the consummation of the Change in Control over the per share exercise price of such option.

(b) Acceleration of Equity Compensation Grant Vesting Upon Involuntary Termination During a Change in Control Period. If Executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during the Change in Control Period, then (A) each Company stock option granted to Executive, to the extent then outstanding, shall become fully vested and exercisable in full as of the later of the date of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms and shall remain exercisable in full until the first to occur of the expiration of a period of three months following the date on which Executive’s employment terminated or the expiration of such option’s term and (B) each restricted stock and other Company stock-based award ranted to Executive then outstanding shall, as of the later of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms, become fully vested and cease to be subject to forfeiture.

(c) Acceleration of Equity Compensation Grant Vesting Upon Death. If Executive’s employment with the Company terminates due to Executive’s death, then (A) each Company stock option granted to Executive, to the extent then outstanding, shall become fully vested and exercisable in full as of the date of Executive’s death and (B) each restricted stock and other Company stock-based award granted to Executive then outstanding shall, as of the date of Executive’s death, become fully vested and cease to be subject to forfeiture. The equity grants shall be exercisable by the estate of the Executive in accordance with the time periods and procedures set forth in the Company’s standard option agreement.

5. Effect of Termination of Employment.

(a) Voluntary Termination Death or Disability. In the event of Executive’s voluntary termination from employment with the Company (other than for Good Reason), or in the event that Executive’s employment terminates as a result of his death or disability, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of his termination (including any bonus that has been earned but not yet paid) and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination or by consequence of death.

(b) Termination for Cause: If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact (specifying the basis therefor) prior to, or concurrently with, the termination of employment. Failure to provide proper written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an Involuntary Termination.

(c) Involuntary Termination During Change in Control Period: If: (A) a Change in Control Period begins; and (B) Executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during the Change in Control Period, then, in addition to any other benefits described in this Agreement, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment, including any bonus that has been earned but not yet paid plus a pro-rata share of the Target Bonus (presuming performance at the “meets expectations” level and no greater);

(ii) a lump sum payment equivalent to two years Base Salary (as it was in effect immediately prior to the Change in Control); and

(iii) a lump sum payment equivalent to two year’s Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs, with the payment equivalent to the amount that would be paid if all performance targets were met (and not exceeded).

The amount payable to Executive under subsections (ii) and (iii), above, shall be paid to Executive in a lump sum within ten (10) business days following the later of Executive’s termination of employment or the last day following Executive’s execution of the Release or on which Executive may revoke such Release under its terms.

(d) Equalization Payment: If: (A) a Change in Control Period begins on or before December 31, 2004; and (B) Executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during the Change in Control Period, then, in addition to the benefits described in subsection (c) or (d) above, the Company will also pay Executive a tax equalization payment, which shall be in an amount which, when added to the other amounts payable, will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statue of similar import, did not apply to any of the amounts payable under this Section 5 including any amount paid under this subsection (c) or (d). The amount of this tax equalization payment shall be determined by Company’s independent accountants and shall be payable to Executive at the same time as the other severance payments under this Section 5. The Compensation Committee of the Board of Directors will review the appropriateness of any such payment for each calendar year beginning on or after January 1, 2005 and will determine whether to maintain this provision by resolution adopted on or before December 31 of the preceding year. In the event no such resolution is adopted, there will be no equalization payment.

(e) Involuntary Termination in the Absence of Change in Control: In the event that Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason prior to the beginning of, or following the end of, a Change in Control Period then Executive shall receive the following benefits:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment, including any bonus that has been earned but not yet paid plus a pro-rata share of the Target Bonus (presuming performance at the “meets expectations” level and no greater); and

(ii) a lump sum payment equivalent to one year’s Base Salary; and

(iii) a lump sum payment equivalent to one year’s Target Bonus under the Company’s Performance Bonus Plan as it is in effect at the time of the Involuntary Termination.

The amount payable to Executive under subsection (ii) above shall be paid to Executive in a lump sum within ten (10) business days following the later of Executive’s termination of employment or the last day following Executive’s execution of the Release or on which Executive may revoke such Release under its terms.

(e) Resignation from Positions: In the event that Executive’s employment with the Company is terminated for any reason, on the effective date of the termination Executive shall simultaneously resign from each position he holds on the Board and/or the board of directors of any of the Company’s affiliated entities and any position Executive holds as an officer of the Company or any of the Company’s affiliated entities.

6. Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following:

(i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or material falsification of any employment or Company records;

(ii) Executive’s willful violation of any law, rule, or regulation of a regulatory or self-regulatory organization involving fraud, dishonesty or moral turpitude (other than traffic violations or similar offenses) or final cease-and-desist order or commission of an act that involves moral turpitude;

(iii) Executive’s intentional refusal to perform stated duties after written notice;

(iv) Executive’s intentional or reckless improper disclosure of the Company’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive, has a material detrimental effect on the Company’s reputation or business and is of a type that normally would result in a “cause” termination within the Company (regardless of whether there are specific incidents of precedent for such termination); or

(vi) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change of Control, are related, and its determination shall be final, binding and conclusive.

(c) “Change in Control Period” shall mean the period commencing on the earlier of: (i) sixty (60) days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

(d) “Good Reason” shall mean any of the following conditions:

(i) a decrease in Executive’s Base Salary and/or a decrease in Executive’s Target Bonus (as a multiple of Executive’s Base Salary) under the Performance Bonus Plan or employee benefits;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change. For purposes of this subsection, in addition to any other change in title, authority, responsibilities or duties, the following changes shall constitute an event of “Good Reason”; (i) an individual who held a position in an independent, publicly held company prior to the Change in Control holds a position in a subsidiary company following the Change in Control; and (ii) an individual who reported directly to the COO, CEO or Board of Directors of a publicly held company prior to the Change in Control reports to an individual or entity that is not, respectively, the COO, CEO or Board of Directors of a publicly held company.

(iii) the relocation of Executive’s principle workplace to a location greater than fifty (50) miles from the prior workplace;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company and to produce a written confirmation of that assumption after written request by Executive; or

(vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 6(a)(vi), above.

(e) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(f) “Involuntary Termination” shall mean the occurrence of either of the following:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause; or

(ii) Executive’s resignation from employment for Good Reason within six (6) months following the occurrence of the event constituting Good Reason.

For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith within thirty days of receipt of a resignation letter from Executive, affirms such determination by a vote of not less than two-thirds of its entire membership, In the event that the Board disagrees with Executive’s purported Good Reason, the matter shall be submitted to arbitration as provided in Section 11, below. The effective date of any Involuntary Termination shall be the date of notification to the Executive of the termination of employment by the Company or the date of notification to the Company of the resignation from employment by the Executive for Good Reason.

(h) “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, Employees, agents, successors and assigns in substantially the form attached hereto as Exhibit A.

7. Employee Inventions and Proprietary Rights Assignment Agreement; Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement and the Company’s Insider Trading Policy, as it may be amended from time to tine.

8. Agreement Not To Compete Unfairly; Return of Company Property: Executive agrees that in the event of his termination at any time and for any reason, he shall not use any confidential or proprietary information of the Company to compete with the Company in any way. Upon termination of employment for any reason, Executive shall immediately deliver to the Company all documents, property, and other records of the Company or any affiliate of the Company, and all copies thereof, within Executive’s possession, custody or control.

9. Non-Solicitation: Executive agrees that for a period of one year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity, provided the foregoing shall not be violated by serving as a referral or by general advertising not specifically targeted at employees of the Company.

10. Indemnification: The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law against any claims, suits, judgements or expenses (including advancement of legal fee) arising from any action or inaction with regard to Executive’s position with the Company and any affiliates and any fiduciary position taken at the request of the Company. This provision shall continue to apply after termination of Executive’s employment with regard to acts or inacts prior thereto.

The Company shall cover Executive both during and, to the extent liability continues to exist after employment under any directors and officers insurance policy it maintains at the same level and basis as it covers other officers and directors for actions or inactions while employed as and officer or director of the Company and its affiliates and any fiduciary position taken at the request of the Company.

11. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National

Employment Dispute Resolution rules and that such award may be entered in any court of competent jurisdiction. The parties acknowledge that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise born by a plaintiff in a court proceeding.

12. Attorneys’ Fees: The prevailing party, as determined by the arbitrator, may be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement, provided that the Executive shall not be liable for the Company’s fees unless the arbitrator determines that the Executive’s overall position was frivolous or taken in bad faith and further provided that the Company shall not be required to pay Executive’s fees unless an arbitrator determines that, considering all the facts and circumstances, such an award is fair and equitable.

The Company will pay the reasonable attorneys’ fees incurred in the negotiation and preparation of this Agreement.

13. General.

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in ay manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which be may have pursuant to the terms and provisions of this Agreement. The Company may only assign this Agreement together with all or substantially all of the assets of the Company.

(b) Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph.

Mailed notices to Executive shall be addressed to him on the last address shown on the Company’s records.

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

671 North Glebe Road

Arlington, VA 22203

Attention: General Counsel

(d) Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the offer letter between the Company and the Executive dated May 28, 2004; (ii) the agreement described in Section 7 and (iii) any stock option, restricted stock or other Company stock-based award agreements between Executive and the Company. This Agreement (including the documents described in (i), (ii) and (iii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall, at the Company’s expense, execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

(k) Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and years written below.

E*TRADE Financial Corporation

Date:		By:	/s/ Mitchell H. Caplan
Mitchell H. Caplan
Its: Chief Executive Officer

Date:	6/1/04	/s/ Nick Utton
Nick Utton

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. This Agreement is between Nick Utton (“Executive”) and E*TRADE Financial Corporation (the “Company) and is effective as of the eighth day following its execution by Associate (the “Effective Date”). The parties hereby agree that Associate’s employment with the Company shall terminate effective                              (the “Separation Date”).

2. In exchange for the release of claims set forth below, the Company agrees to provide Associate with the following benefits:

a. Within ten (10) business days following the later: the Separation Date or; (ii) the last day following Executive’s execution of the Release or on which Executive may revoke such Release under its terms, the Company will pay Associate a lump sum payment equivalent to                             .

On the Separation Date, Executive will be paid for all wage and accrued but unused vacation earned through the Separation Date. Executive will continue to participate in the Company’s group health insurance plans through the final day of the month in which the Separation Date occurs, thereafter, Executive will be permitted to participate in such plans in accordance with federal COBRA law. Executive understands and acknowledges that he shall be entitled to no benefits from the Company other than (i) those expressly set forth in this agreement, and (ii) any rights under any Company health, retirement welfare, bonus or other benefit plan, including but not limited to any equity compensation rights that are vested as of the Separation Date (which rights shall continue to be governed by the agreement applicable to each grant [including any vesting provisions as provided in the employment agreement between the Company and Executive (the “Employment Agreement”]). Executive understands and acknowledges that he shall be entitled to no benefits from the Company other than those expressly set forth in this paragraph with the exception of any rights to indemnification as provided in the Company’s by-laws, insurance policies and section 10 of the Employment Agreement.

3. In exchange for the benefits described in paragraph 2, above, Executive and his successors and assigns his release and absolutely discharge the Company and its subsidiaries and other affiliated entities, its shareholders, directors, Executives, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the Company based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful discharge or age, sex, race, national origin, physical or mental disability, medical condition sexual orientation or other discrimination under the federal Age Discrimination in Employment Act, the federal Americans with Disabilities Act, the federal Civil Rights Act of 1964, as amended, the federal Sarbanes-Oxley Act of 2002, the New York Human Rights Act, the New York Labor Code or any other federal, state or local law.

5. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any confidentiality or proprietary rights agreement between Associate and the Company, including the Executive Agreement re: Proprietary Rights and Arbitration of Employment Disputes.

6. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law, or if this agreement becomes publicly filed.

7. Executive agrees that any dispute relating to or arising out of Executive’s employment with the Company, this agreement or the Employment Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), shall be fully and finally resolved as described in Sections 11 and 12 of the Employment Agreement.

8. This Agreement, the confidentiality agreement referred to in paragraph 5, above, and any agreement concerning any stock options issued to Executive, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document signed by Executive and the Company.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE COMPANY BY SIGNING THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN DAYS FOLLOWING HIS EXECUTION OF THE AGREEMENT. ASSOCIATE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 2.

Dated: 6/1/,2004	/s/ Nick Utton
Nick Utton

Dated: , 200	E*TRADE Financial Corporation.

	By:	Russ Elmer
	Its:	General Counsel